Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of May 18, 2016 by and among Insperity, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard previously entered into an agreement, dated March 21, 2015  (the “Initial Agreement”), with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in such agreement;

WHEREAS, pursuant to the Initial Agreement, Peter A. Feld and Michelle McKenna-Doyle (collectively with Norman R. Sorensen, the “Initial Directors”) were appointed to the Board as Class I directors with terms expiring at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) and Mr. Sorensen was appointed to the Board as a Class II director with a term expiring at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”);

WHEREAS, except as expressly set forth herein, the Parties desire to supersede and replace the Initial Agreement in its entirety with this Agreement;

WHEREAS, as of the date hereof, Starboard is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 3,335,976 shares (the “Shares”), or approximately 15.6%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard, on behalf of itself and its Affiliates (as defined below), including Starboard Value and Opportunity Master Fund Ltd, is agreeing to irrevocably withdraw the notice of stockholder nomination of individuals for election as directors at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) submitted to the Company on March 12, 2016 and any related materials or notices submitted to the Company in connection therewith; and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement to modify the composition of the Board and as to certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.            Nomination and Election of Directors; Board Committees and Related Agreements.

(a)           Nomination and Election of the New Independent Directors.  Immediately following the execution of this Agreement, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to (1) set the size of the Board at ten (10) members and (2) appoint John Morphy as a Class III director of the Company with a term expiring at the 2016 Annual Meeting (the “First New Independent Director” and together with Mr. Sorensen and Ms. McKenna-Doyle, the “Independent Appointees”, and collectively with Mr. Feld, the “Appointed Directors”). Prior to the mailing of its definitive proxy statement for the 2016 Annual Meeting, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to nominate the First New Independent Director as a Class III director with a term expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”).  The Company will recommend, support and solicit proxies for the election of the First New Independent Director at the 2016 Annual Meeting in the same manner as for the Class III Incumbent Directors (as defined below) at the 2016 Annual Meeting.  After the appointment of the First New Independent Director in accordance with this Section 1(a) and prior to the appointment of the Second New Independent Director (as defined below) in accordance with Section 1(b), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than ten (10) directors or (ii) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard.  Promptly following the execution of this Agreement, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall take all necessary actions to (1) commence a search for one (1) new independent director (the “Second New Independent Director” and together with the First New Independent Director, the “New Independent Directors”) and (2) retain a nationally-recognized director search firm that is independent of both Starboard and the Company to assist with such search.  In choosing the nationally-recognized director search firm to assist with the search for the Second New Independent Director, the Nominating Committee shall, to the extent practicable, give preference to director search firms with a Houston-based office.  In addition to considering the candidates suggested by such director search firm, the Nominating Committee will also give due consideration to any candidate suggested by any director.  The Second New Independent Director shall (i) meet the independence requirements of the New York Stock Exchange (“NYSE”), (ii) meet the requirements of the Corporate Governance Guidelines and Policies (as defined below), (iii) be independent of Starboard, and (iv) other than with respect to the Company, have not been nominated by Starboard to serve on any other board of directors and not serve on another board of directors with any other director of the Company (in each case, as reasonably determined by the Nominating Committee and Board).  The Second New Independent Director shall also have a targeted skill set, qualifications and experience to be determined by the Board after receiving input from the Nominating Committee.

(b)           After representatives of the Board have been given a reasonable opportunity to (i) interview each potential candidate for the Second New Independent Director and (ii) provide the Nominating Committee with any input on such potential candidate, the Nominating Committee shall determine whether to recommend to the Board any such candidate for appointment as the Second New Independent Director.  A candidate must be recommended by a majority of the Nominating Committee before his or her appointment as a director is presented for approval by the Board.  A candidate presented to the Board will be appointed as the Second New Independent Director only if approved by a majority of the entire Board; provided that the Nominating Committee and the Board shall continue to follow the procedures of this Section 1(b) until the Second New Independent Director is elected to the Board.  Substantially concurrently with the Board’s approval of the appointment of such candidate as the Second New Independent Director in accordance with this Section 1(b), the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to appoint the Second New Independent Director as a Class II director with a term expiring at the 2018 Annual Meeting. The Board shall use its reasonable best efforts to identify and appoint the Second New Independent Director to the Board as promptly as reasonably practicable.  After the appointment of the Second New Independent Director and during the Standstill Period (as defined below), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than ten (10) directors or (ii) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard.

(c)           Withdrawal of Nominations.  Starboard, on behalf of itself and its Affiliates (as defined below), including Starboard Value and Opportunity Master Fund Ltd, hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2016 Annual Meeting submitted to the Company on March 12, 2016, and (ii) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(d)           Nomination and Election of Class III Directors at the 2016 Annual Meeting.  The Board and all applicable committees and subcommittees of the Board shall take all action necessary so that at the 2016 Annual Meeting, the Board shall nominate Michael W. Brown and Richard G. Rawson (the “Class III Incumbent Directors”) and Mr. Morphy (or his Independent Replacement Director (as defined below), if applicable) (collectively, the “Class III Directors”) for election to the Board at the 2016 Annual Meeting with terms expiring at the 2019 Annual Meeting.  The Board and all applicable committees and subcommittees of the Board shall not nominate any persons other than the Class III Directors for election to the Board at the 2016 Annual Meeting.   The Company shall use its reasonable best efforts to hold the 2016 Annual Meeting no later than July 8, 2016.

(e)           Reduction in Term of Directorship.  Carol R. Kaufman has executed and delivered to the Company an irrevocable letter pursuant to which she agreed to reduce her term of service as a director on the Board and any applicable committee or subcommittee of the Board on which she serves, to end at the conclusion of the 2017 Annual Meeting; provided that such reduction shall be revocable by her if, at any time prior to such conclusion, (i) Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold (as defined below) or (ii) the Board resolves that such reduction may be revoked.

(f)           Reconstitution of Nominating Committee.   The Board and all applicable committees and subcommittees of the Board shall take all necessary action to, effective upon the execution of this Agreement, (i) reconstitute the Nominating Committee with the following members: Austin P. Young, Michael W. Brown, Peter A. Feld and Michelle McKenna-Doyle, with the Chairperson to be Ms. McKenna-Doyle and (ii) fix the number of directors who constitute the Nominating Committee such that it will have four (4) members throughout the Standstill Period.

(g)           Reconstitution of Compensation Committee.   The Board and all applicable committees and subcommittees of the Board shall take all necessary action to, effective upon the conclusion of the 2016 Annual Meeting, reconstitute the Compensation Committee with the following members:  Michael W. Brown, Michelle McKenna-Doyle, Peter A. Feld and the Second New Independent Director (once the Second New Independent Director is identified and appointed to the Board in accordance with Section 1(b)), with the Chairperson to be Mr. Brown, provided, that Mr. Feld shall at all times be a member of the Compensation Committee during the Standstill Period.

(h)           Reconstitution of Finance, Risk Management and Audit Committee.  The Board and all applicable committees and subcommittees of the Board shall take all necessary action to, effective upon the conclusion of the 2016 Annual Meeting, reconstitute the Finance, Risk Management and Audit Committee with the following members: John Morphy, Norman Sorensen, Austin P. Young and Carol R. Kaufman, with the Chairperson to be Mr. Young.

(i)           Director Committee Appointments. Subject to the Company’s Corporate Governance Guidelines and Policies and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee of the Board includes at least one of the Appointed Directors (or a Starboard Replacement Director (as defined below)). Without limiting the foregoing, the Board shall give each of the New Independent Directors the same due consideration for membership to any committee of the Board as any other independent director.

(j)           Replacement Rights.

(A)           Replacement of Initial Directors. If any Initial Director (or any Starboard Replacement Director, if applicable) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the 2017 Annual Meeting, with respect to Mr. Feld and Ms. McKenna-Doyle (or their respective Starboard Replacement Director, if applicable), or the 2018 Annual Meeting, with respect to Mr. Sorensen (or his respective Starboard Replacement Director, if applicable), and at such time Starboard beneficially owns in the aggregate at least the lesser of three percent (3.0%) of the Company’s then outstanding Common Stock and 641,581 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person(s) in accordance with this Section 1(j)(A) (any such replacement nominee shall be referred to as the “Starboard Replacement Director”). Any Starboard Replacement Director recommended by Starboard must meet the following criteria: (i) such person will qualify as “independent” pursuant to NYSE listing standards, (ii) such person has the relevant financial and business experience to be a director of the Company, and (iii) such person meets the guidelines and policies with respect to service on the Board as in effect as of the date of this Agreement, or such additional or amended guidelines and polices approved by the Board  (the “Corporate Governance Guidelines and Policies”) as reasonably determined by the Nominating Committee (clauses (i)-(iii), the “Director Criteria”). Any Starboard Replacement Director who is replacing Mr. Feld (or his Starboard Replacement Director) and who is an employee of Starboard will be approved and appointed to the Board no later than five (5) business days following the submission of the documentation required by Sections 1(k)(iv) and 1(k)(v) herein so long as such Starboard Replacement Director meets the Director Criteria. Any Starboard Replacement Director who is replacing an Independent Appointee, or who is replacing Mr. Feld and is not an employee of Starboard, must be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard).  The Nominating Committee shall make its determination and recommendation regarding whether any Starboard Replacement Director (other than any Starboard Replacement Director who is replacing Mr. Feld and who is an employee of Starboard) meets the Director Criteria within five (5) business days after (i) such nominee has submitted to the Company the documentation required by Section 1(k)(iv), if applicable, and Section 1(k)(v) herein and (ii) representatives of the Board have conducted customary interview(s) of such nominee.  The Company shall use its reasonable best efforts to conduct any interview(s) contemplated in this Section 1(j)(A) as promptly as practicable, but in any case, assuming reasonable availability of the nominees, within ten (10) business days, after Starboard’s submission of such nominees.  In the event the Nominating Committee does not accept a substitute person recommended by Starboard as the Starboard Replacement Director as a result of such person not meeting the Director Criteria, Starboard shall have the right to recommend additional substitute person(s) meeting the Director Criteria whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above.  Upon the recommendation of a Starboard Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) calendar days after the Nominating Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board as a result of such person not meeting the Director Criteria, the Parties shall continue to follow the procedures of Section 1(j)(A) until a Starboard Replacement Director is elected to the Board. Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee or subcommittee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Until such time as any Starboard Replacement Director is appointed to any applicable committee, one of the other Initial Directors (as designated by Starboard) will serve as an interim member of such applicable committee.  If at any time Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of Starboard pursuant to this Section 1(j)(A) to participate in the recommendation of a Starboard Replacement Director to fill the vacancy caused by the resignation or removal of any Initial Director (or his or her Starboard Replacement Director, if applicable) shall automatically terminate.

(B)           Replacement of the New Independent Directors. If any of the New Independent Directors (or any Independent Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the 2019 Annual Meeting, with respect to the First New Independent Director, or the 2018 Annual Meeting, with respect to the Second New Independent Director, and at such time Starboard beneficially owns in the aggregate at least the Minimum Ownership Threshold, a substitute director(s) shall be appointed in accordance with the procedures set forth in Sections 1(a) and 1(b) above with respect to the appointment of the Second New Independent Director (any such replacement director shall be referred to as the “Independent Replacement Director”). Upon an Independent Replacement Director’s appointment to the Board, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to appoint such Independent Replacement Director to any applicable committee or subcommittee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Any Independent Replacement Director designated pursuant to this Section 1(j)(B) replacing the First New Independent Director prior to the 2016 Annual Meeting shall stand for election at the 2016 Annual Meeting together with the Class III Incumbent Directors.

(k)            Additional Agreements.

(i)           Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)           Upon execution of this Agreement, Starboard hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) nominate or recommend for nomination any person for election at the 2016 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(k)(ii), provided, however, that the foregoing shall not be deemed to limit the ability of any director of the Company to act in accordance with his or her fiduciary duties.

(iii)           Starboard agrees that it (1) has the right to vote all of the Shares held as of May 9, 2016, the record date for the 2016 Annual Meeting, and (2) will appear in person or by proxy at the 2016 Annual Meeting and vote all Shares beneficially owned by Starboard at the meeting (x) in favor of the election of the Class III Directors, (y) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and (z) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal.

(iv)           In connection with the Initial Agreement, Peter A. Feld executed and delivered to the Company an irrevocable resignation letter pursuant to which Mr. Feld agreed to resign from the Board and all applicable committees and subcommittees thereof if at any time Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold.  Such resignation letter shall continue in full force and effect in all respects. Prior to his or her appointment to the Board, any Starboard Replacement Director who is an employee of Starboard or otherwise not independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard) shall execute and deliver to the Company a substantially similar irrevocable resignation letter to that executed and delivered by Mr. Feld pursuant to this Section 1(k)(iv).

(v)           Prior to the date of this Agreement, the First New Independent Director has submitted, and after being identified, the Second New Independent Director will promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit, to the Company (a) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including a resignation letter as part of the Company’s majority voting policy and an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (b) the written representation and agreement required pursuant to Section 2.18(d) of the Company’s Amended and Restated Bylaws (the “Bylaws”).

(vi)           Starboard agrees that the Board or any committee or subcommittees thereof, in the exercise of its fiduciary duties, may recuse Mr. Feld or the Starboard Replacement Director from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the ownership of Shares by Starboard, (ii) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement or the Initial Agreement, (iii) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company or (iv) any transaction proposed by, or with, Starboard or its Affiliates.

(vii)           Solely for the purposes of calculating the Annual Director Award (as defined in the Company’s Directors Compensation Plan, amended and restated as of August 15, 2012, as amended by the First Amendment to the Directors Compensation Plan as of January 1, 2015 (the “Director Plan”)), the First New Independent Director shall be deemed to have been appointed to the Board for the first time on the date of the 2016 Annual Meeting and, accordingly, shall not be entitled to an Annual Director Award on such date.  The Parties further agree that (x) the First New Independent Director will be entitled to receive the Initial Director Award (as defined in the Director Plan) effective as of the date of the 2016 Annual Meeting, (y) the Second New Independent Director will be entitled to receive the Initial Director Award (as defined in the Director Plan) effective as of the date of his or her appointment to the Board and (z) each of the New Independent Directors shall be entitled to receive retainer fees from their respective date of appointment as contemplated by the Director Plan.

2.            Standstill Provisions.

(a)           Starboard agrees that from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2017 Annual Meeting pursuant to the Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2016 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)           engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)           seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors, provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2017 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance with Starboard’s normal practices;

(v)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) unless otherwise authorized by the Board, affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi)           seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(vii)           seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)           make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)           Except as expressly provided in Section 1 or Section 2(a), each member of Starboard shall be entitled to: (i) vote their shares on any other proposal duly brought before the 2016 Annual Meeting or otherwise vote as each member of Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore.

(c)           Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the Appointed Directors of their fiduciary duties solely in their capacities as directors of the Company and in a manner consistent with their and Starboard’s obligations under this Agreement.

3.            Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) the Board and all applicable committees of the Board shall take all necessary actions, effective upon the appointment of each of the New Independent Directors to the Board pursuant to this Agreement, to cause each of the New Independent Directors to be considered members of the “Incumbent Board” (as such term is defined in the definition of “Change in Control” under the Insperity, Inc. 2012 Incentive Plan, as amended (the “2012 Plan”)) for purposes of the 2012 Plan and any related or similar plans or agreements of the Company that refer to the 2012 Plan’s definition of “Change in Control” or otherwise use the same or similar definition of the 2012 Plan’s “Change in Control”.

4.             Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own in the aggregate 3,335,976 shares of Common Stock, (f) as of the date hereof, Starboard does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) the First New Independent Director is, and the Second New Independent Director will be, independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard), and (h) other than the $25,000 in compensation that Mr. Morphy received from Starboard for agreeing to serve as a nominee of Starboard for election at the 2016 Annual Meeting, Starboard will not, directly or indirectly, compensate or agree to compensate either of the New Independent Directors for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.             Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee or subcommittee thereof) nor Starboard shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

6.             Specific Performance.

Each of the members of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.             Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $100,000 in the aggregate.

8.             Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.              Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Insperity, Inc. 19001 Crescent Springs Drive Kingwood, TX 77339 Attention: Dan Herink Telephone: (832) 603-1216 Facsimile: (281) 348-2859 Email: Dan.Herink@insperity.com

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Attention: Richard J. Grossman Telephone: (212) 735-2116 Facsimile: (917) 777-2116 Email: Richard.Grossman@skadden.com

If to Starboard or any member thereof:	Starboard Value LP 777 Third Avenue, 18th Floor New York, NY 10017 Attention: Jeffrey C. Smith Telephone: (212) 845-7955 Facsimile: (212) 845-7989 Email: JSmith@starboardvalue.com

With a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
                   Andrew Freedman
Telephone: (212) 451-2333
                     (212) 451-2250
Facsimile: (212) 451-2222
Email: swolosky@olshanlaw.com
            afreedman@olshanlaw.com

10.           Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties acknowledge that nothing in this Agreement limits the exercise of any director’s fiduciary duty as a director of the Company under applicable law (including the Appointed Directors).

11.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.           Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives, provided, any objective business criticism regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by Mr. Feld (or any Starboard Replacement Director who is an employee of Starboard) that does not criticize, disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”) shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply), except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.  This Section 12 shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

13.           Confidentiality.

The confidentiality agreement, dated March 21, 2015, by and between the Company, Peter A. Feld and Starboard and certain of its Affiliates named therein (the “Confidentiality Agreement”), shall continue in full force and effect.

14.         Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement and the Confidentiality Agreement contain the entire understanding of the Parties hereto with respect to their subject matter.  The Parties intend that this Agreement will supersede and replace the Initial Agreement in its entirety, and upon the execution of this Agreement, the Initial Agreement shall be deemed to have been superseded and replaced in its entirety. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and in the Confidentiality Agreement.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

INSPERITY, INC.

By:	/s/ Paul J. Sarvadi
Name:	Paul J. Sarvadi
Title:	Chairman of the Board and Chief Executive Officer

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE LP
By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP, its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC, its general partner

STARBOARD VALUE R GP LLC

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Individually and as attorney-in-fact for Mark R. Mitchell and Jeffrey C. Smith

EXHIBIT A

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
JOHN MORPHY
MICHAEL F. SHEA

EXHIBIT B

PRESS RELEASE

________________________________
News Release

Contact:
Douglas S. Sharp
Senior Vice President of Finance,
Chief Financial Officer and Treasurer
(281) 348-3232

Insperity and Starboard Reach Agreement on Board Composition

Insperity Agrees to Add Two New Directors to Board

Starboard Agrees to Support Company’s Nominees at Annual Meeting

HOUSTON – May 19, 2016 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its Board of Directors has reached an agreement with Starboard Value LP (together with its affiliates, “Starboard”), its largest stockholder, in advance of the Company’s 2016 annual meeting of stockholders.

Under the terms of the agreement, the Board agreed to appoint John Morphy, who was previously nominated by Starboard, as a Class III director, and to use its reasonable best efforts to hold the 2016 annual meeting on or before July 8, 2016. The Board carefully reviewed Mr. Morphy’s qualifications and concluded that his skills, experience and capabilities would be beneficial to the Board. In addition, the Board will promptly commence a search for an additional independent director. The search will be conducted by the Board’s Nominating and Corporate Governance Committee (the “NCGC”), which will retain a nationally-recognized, independent search firm to assist in identifying and evaluating an additional independent director candidate and may also consider nominees proposed by current directors.This additional director will be appointed to the Board upon approval of a majority of both the NCGC and the Board. Finally, the agreement calls for certain changes to the composition of the standing committees of the Board.

Starboard has agreed to vote all of its shares in favor of Mr. Morphy and the Company’s incumbent Class III directors, Richard Rawson, President, and Michael Brown, who are seeking reelection at the 2016 annual stockholder meeting. Starboard also agreed to customary standstill provisions under the agreement.

“We are pleased to reach an agreement that brings new perspectives to the Board and  allows for management’s continued execution of our strategic plan,” said Paul J. Sarvadi, chairman and chief executive officer. “Our recent record first quarter results illustrate the success of the Company’s strategy to optimize our salesforce, service team and portfolio of solutions, and we look forward to working with the Board to enhance growth, profitability and shareholder returns going forward.”

“The addition of two new directors, including Mr. Morphy, who brings more than 20 years of financial leadership experience including 15 years as the CFO of Paychex, will provide additional insights and expertise as the company continues to execute its strategy focused on profitable growth,” said Peter Feld, Managing Member, Portfolio Manager and Head of Research of Starboard Value LP.  ”We continue to see significant value in the company’s premium service offerings and competitive advantage, and we are pleased to have reached this agreement, which we believe will further strengthen the Board of Insperity.”

The complete settlement agreement will be filed on Form 8-K with the Securities and Exchange Commission.

John Morphy previously served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Paychex, Inc. (NASDAQ:PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small to medium-sized businesses (“Paychex”), from October 1996 until June 2011, at which time he was appointed Vice President of Finance at Paychex until he retired in January 2012. As CFO of Paychex, Mr. Morphy reported directly to the CEO and was responsible for all finance, legal, shareholder relations, purchasing, and real estate and travel functions. Prior to joining Paychex in 1995, he served as the Chief Financial Officer of Goulds Pumps, Inc. (“Goulds”), a then publicly traded global manufacturer of pumps for the industrial, commercial and water supply markets, from 1985 to 1993 and as group Vice President over industrial products at Goulds through 1995. From 1976 to 1985, Mr. Morphy was Vice President and Controller for Computer Consoles, Inc., and before that he was an accountant at Arthur Andersen & Company, an accounting firm. Mr. Morphy also previously served as a director of Inforte Corp., a then publicly traded customer and demand management consultancy, from April 2003 to August 2004. He earned his Bachelor of Science in Accounting from LeMoyne College and his Certified Public Accountant certificate in 1973.

About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 30 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Software, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2015 revenues of $2.6 billion, Insperity operates in 60 offices throughout the United States. For more information, visit http://www.insperity.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts; (iv) cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients; (v) vulnerability to regional economic factors because of our geographic market concentration; (vi) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (vii) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (viii) the impact of the competitive environment in the PEO industry on our growth and/or profitability; (ix) our liability for worksite employee payroll, payroll taxes and benefits costs; (x) our liability for disclosure of sensitive or private information; (xi) our ability to integrate or realize expected returns on our acquisitions; (xii) failure of our information technology systems; (xiii) an adverse final judgment or settlement of claims against Insperity; and (xiv) disruptions to our business resulting from the actions of certain stockholders. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Important Additional Information

Insperity, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Insperity stockholders in connection with the matters to be considered at Insperity’s 2016 annual meeting. Insperity plans to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2016 annual meeting.  INSPERITY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE 2016 PROXY STATEMENT AND ACCOMPANYING PROXY CARD (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 annual meeting. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Insperity with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Investor Relations section of our corporate website at http://www.insperity.com.

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